Exhibit 99.1

Introduction

Thank you. This is Patricia Murphy, and I’d like to welcome you to IBM’s third quarter 2021 earnings presentation. I’m here with Arvind Krishna, IBM’s Chairman and Chief Executive Officer, and Jim Kavanaugh, IBM’s Senior Vice President and Chief Financial Officer.

We’ll post today’s prepared remarks on the IBM investor website within a couple of hours, and a replay will be available by this time tomorrow.

I’ll remind you the separation of Kyndryl is expected to be completed at the beginning of November, and as a result our third quarter performance reflects IBM including the managed infrastructure services business, and our pre-separation segment structure.

Some comments made in this presentation may be considered forward looking under the Private Securities Litigation Reform Act of 1995. These statements involve factors that could cause our actual results to differ materially. Additional information about these factors is included in the company’s SEC filings.

Our presentation also includes non-GAAP measures, to provide additional information to investors. For example, we present revenue and signings growth at constant currency. In addition, to provide a view consistent with our go-forward business, we’ll focus on constant currency growth adjusting for the divested businesses for the impacted lines of total revenue, cloud and our geographic performance. We have provided reconciliation charts for these and other non-GAAP measures at the end of the presentation, and in the 8-K submitted to the SEC. So, with that, I’ll turn the call over to Arvind.

CEO Perspective

Thank you, Patricia. And thanks to all of you for joining us today to discuss our third quarter performance.

At our recent Investor Briefing, we laid out our hybrid cloud and AI strategy and our approach to delivering strong free cash flow and sustainable mid-single digit revenue growth starting in 2022. Over the last year and a half, we’ve been taking actions and investing to execute our strategy.

This quarter, we reported modest revenue growth and delivered solid free cash flow. We generated over $11 billion of adjusted free cash flow over the last year. We also made tangible progress in our key growth areas of Software and Consulting. With that, I will acknowledge that, in other areas of the business, we fell short of our expectations; with Systems nearing the end of the z15 cycle and Global Technology Services clients pausing ahead of the public filing of the Form 10 and separation of Kyndryl.

We have made further progress in the Kyndryl separation in the last two weeks and announced a distribution date of November 3rd, which is ahead of our original schedule. We have done a lot to prepare Kyndryl for this moment. We took structural actions to improve the profit profile. The management team is in place. Employee transfers and the vast majority of client contract novations are complete. We are now even more certain that separating this business creates value through focus. That said, the people of GTS have been a part of IBM for a long time. Hence, it is with mixed emotions that we are reporting on this segment for the last time. And just yesterday you heard from Martin and his management team on Kyndryl’s strategy and value proposition.

The separation is just one of the many actions we’re taking to focus our business on hybrid cloud and AI – and improve our financial profile. To give you some color on IBM’s performance excluding Kyndryl, we delivered two percent revenue growth this quarter. That compares to one percent in the second quarter, and minus one percent in the first quarter.

These results reflect the strong demand for technology products and services that help our clients advance their digital transformations. Our Software revenue growth was led by Red Hat, security, automation, and Cloud Paks across our software. Global Business Services – soon to be IBM Consulting – accelerated revenue growth to a double-digit rate. Software and Consulting are our two main drivers of growth. And this was certainly true this quarter.

I will now expand on the progress we made in the third quarter toward our future.

Hybrid Cloud & AI Progress

As I have described in the past, we have a platform-centric approach, designed to meet clients wherever they are in their journey. The platform we have built is open, secure, and flexible, and continues to gain traction in the marketplace. We now have more than 3,500 clients using our hybrid cloud platform. This not only fuels our Red Hat revenue performance, but also provides a solid base for the multiplier effect across software and services. IBM Consulting is helping to drive this platform adoption, and this quarter had over 180 new Red Hat engagements. Our teams work alongside our clients to co-create business products and solutions, and, so far, we have done more than 4,000 IBM Garage engagements.

In the last quarter, more clients are leveraging our platform capabilities and our expertise to unlock business value. We announced DISH is using IBM software and services to help automate their cloud-native 5G network. Cloud Pak for Network Automation, which is infused with AI, automation, and orchestration capabilities, will be used by DISH to fine-tune speed levels or coverage areas depending on the needs of specific clients. Building on a partnership spanning half a century, we announced Crédit Mutuel is creating an IBM technology and skills hub in France. The new hub will help Crédit Mutuel leverage AI, data, cloud, and IBM Z. We also announced a new agreement with CaixaBank, one of the largest banks in Europe, to boost its digital capabilities with IBM Cloud for Financial Services and the new IBM Cloud Multizone Region in Spain. CaixaBank will leverage IBM Consulting’s industry expertise to move to a hybrid cloud approach for modernization.

This quarter we continued to leverage our ecosystem to drive what we described at our Investor Briefing as a flywheel of growth. That is, the more we grow, the more our partners grow, and vice versa. We are partnering with select GSIs to bring joint solutions to market. This quarter ATOS announced the set-up of the FS Cloud Center of Excellence to help financial services customers with their digital transformation journeys. We also have continued momentum and revenue growth from our partnerships with industry leading ISVs and hyperscalers. This quarter we are partnering with Adobe to help the British pharmacy chain Boots transform their e-commerce platform and deliver new digital customer experiences.

While we invest in partnerships, we also invest organically and inorganically to deliver innovation. We have made 16 acquisitions since April 2020, including BoxBoat and BlueTab in the third quarter. These will strengthen our hybrid cloud consulting capabilities. In the same manner, we are organically developing new innovations that matter to our clients. I’ll mention a few new introductions, starting with our innovations in Software.

In the quarter, Red Hat introduced a new, re-architected version of their Red Hat Ansible Automation platform. Red Hat also launched a new version of its Advanced Cluster Management for Kubernetes. These two products are now more tightly integrated, which helps drive hybrid cloud automation. In addition, the latest version of Red Hat OpenShift became generally available. IBM Cloud Paks run anywhere that OpenShift runs. They use common services – such as logging, metering, monitoring and security – and are infused with innovations and capabilities from IBM Research to deliver much more value than containerized code. In this quarter, we launched Cloud Pak for Security SaaS, as well as new versions of Cloud Pak for Integration, Cloud Pak for Network Automation and the Maximo Application Suite.

We also recently announced our Environmental Intelligence Software Suite. This product, based on our Cloud Pak for Data and leveraging our Weather capabilities, is designed to help companies measure, monitor, and predict environmental outcomes. But also, to help simplify ESG reporting. As you know, we made a commitment to be net-zero greenhouse gas emissions by 2030. We will leverage this solution to inform management as we take action to reach this goal.

In our Systems business, we recently launched Power 10. Power 10 has unique hardware innovations, including a processor specifically optimized for data intensive workloads such as SAP S/4 HANA. During the quarter we also announced the Telum Processor. This 7-nanometer microprocessor is engineered to help clients gain insights from their data at the speed of the workloads. At the same time, we continue to see quantum computing as a promising area of opportunity that will play out in the longer term. Our teams are hard at work to move this exciting field forward. Investors will have an opportunity to learn more about this within the next month.

Let me quickly highlight one ESG announcement we made recently. To help protect the rights and privacy of cloud clients, we have joined other major companies in the tech industry, Amazon, Google, Microsoft, Salesforce and SAP, to establish the ‘Trusted Cloud Principles.’ This initiative is consistent with our longstanding focus on trust and transparency.

Before I transition to Jim, let me reiterate three messages we conveyed during our Investor Briefing. First, we are optimizing our portfolio to drive mid-single digit revenue growth starting in 2022. Second, we are increasing our focus and agility to better serve clients. Third, we are generating strong free cash flow that enables our investments while providing attractive shareholder returns. This quarter we took another step toward this future. And while much remains to be done, we are confident we can achieve our mid-term objectives.

Jim, over to you.

Financial Highlights

Thanks Arvind. Over the last year we have been very clear on the two most important measures of success – revenue growth, and free cash flow generation.

I’ll start with these key metrics. In the third quarter, our revenue of $17.6 billion was up as reported, and down modestly at constant currency. Excluding the content that will go to Kyndryl, IBM’s revenue grew two percent, with an improving trend over the last three quarters. Our cash generation was up for the quarter, year to date, and trailing twelve months. This excludes the cash charges associated with the separation of Kyndryl and the structural actions initiated at the end of last year.

Looking at our revenue from a segment perspective, Global Business Services growth accelerated to 11 percent, and our software revenue was up two percent. These businesses will be our growth drivers into the future, and together represent over 70 percent of our post-separation revenue profile. Systems declined this quarter by 12 percent, reflecting product cycle dynamics.

Across our segments, IBM’s cloud revenue was up 11 percent over the last year. And it’s up 17 percent excluding the cloud revenue going to Kyndryl. This is led by Global Business Services and Cloud & Cognitive Software, which are up 27 percent and 28 percent respectively over that period.

Moving on to the profit dynamics – pre-tax margin is up 10 basis points sequentially, but down 100 basis points year to year. Since we saw the demand environment improving in the fourth quarter of last year, we have been increasing investments in skills, innovation and our ecosystem –

organically and through acquisitions. In the third quarter, we continued to aggressively hire – bringing in technical talent in Red Hat and highly skilled expertise in Consulting. We’re scaling resources in our garages to provide a more experiential consulting and sales approach. We’re adding client success managers to help clients get the most value out of their IBM solutions. And we’re increasing investments in R&D to deliver innovations in our hybrid cloud platform, AI and emerging technologies like quantum.

The structural actions we initiated at the end of last year are funding some of these investments. Roughly two-thirds of the savings from these actions address stranded costs from the separation and create financial flexibility to be reinvested for growth. The other one third address the Global Technology Services profit profile ahead of the separation, and we’re seeing improvement in the GTS gross margin.

Our third quarter operating tax rate came in about five percent, which is lower than what we talked about last quarter. This was due to discrete tax benefits that occurred earlier than we previously expected as we prepare for the Kyndryl separation. It’s important to note that our view of the full year operating tax rate has not changed since January.

I’ll comment on our free cash flow and balance sheet position. We generated $5 billion of adjusted free cash flow year to date, and $11.1 billion over the last year. Both exclude cash impacts of about $1.8 billion for the structural actions initiated late last year and transaction charges associated with the separation of Kyndryl. Our adjusted free cash flow over the last year is up about $300 million, with growth in our underlying business performance mitigated by a cash tax headwind.

Our cash balance at the end of September was $8.4 billion, up slightly from June, but down about $6 billion from year end. Over the same period, our debt is down $7 billion. In addition to debt reduction, year to date, we’ve used $3 billion for acquisitions, and over $4 billion for shareholder return through dividends. Our solid cash generation and disciplined financial management provides the fuel to invest in our business and pay an attractive dividend.

Cloud & Cognitive Software

Turning to the segments, Cloud and Cognitive Software revenue grew two percent. We have a strong recurring revenue base in software. Renewal rates for subscription and support were up again this quarter – contributing to the increase in our software deferred income balance over the last year. By business area, Cloud and Data Platforms revenue was up nine percent, while Cognitive Applications declined one percent and Transaction Processing Platforms was down nine percent.

We recently shared plans to provide new software revenue categories starting in the fourth quarter. We will combine our two software growth vectors, Cloud and Data Platforms and Cognitive Applications, and within that, provide greater transparency into performance and trends by business area.

Looking across these growth vectors, Red Hat, Security and Automation fueled revenue growth this quarter. Red Hat revenue was up 17 percent on a historically-normalized basis – and 23 percent all-in. Going forward, we will focus on this all-in growth, given these views will converge over the next year, as the impact of the deferred revenue impairment dissipates. Red Hat revenue growth was driven by double-digit growth in both Infrastructure and Application Development and emerging technologies. And we had more than 40 percent growth in OpenShift recurring revenue. Growth in Automation was led by key solutions like Cloud Pak for Integration and Cloud Pak for Business Automation as well as a strong start to our recent Instana and Turbonomic acquisitions. Our Data and AI revenue was down modestly. We had strength in Cloud Pak for Data, Weather and Maximo, and declines in the on-premises DataOps portfolio and supply chain, as it wrapped on a strong third quarter last year. Security remains a key strategic focus area as we’re helping clients adopt a Zero Trust architecture with Cloud Pak for Security and XForce services. Growth in Security revenue continued this quarter, led by threat management software and services as clients respond to the evolving cybersecurity environment.

In the spirit of transparency, I’ll provide a couple of additional metrics into our performance. Our annual recurring revenue, or ARR, across these software growth vectors grew seven percent. This is a good indication of the progress in our hybrid cloud and AI client adoption. And we now have over $8 billion in software cloud revenue over the last year, which is up 28 percent.

Turning to our software value vector, Transaction Processing Platforms, we provide flexibility to our clients in how they purchase this mission-critical software. Over the last 18 months we’ve seen a preference for opex over capex. This continues to pressure perpetual licenses, in favor of more consumption-like models. But importantly, we again had strong renewal rates in our Transaction Processing Platforms software. This is a solid indication that clients see long-term value in these offerings.

Looking at profit for the software segment, we expanded pre-tax margin sequentially, while we continue to invest in new innovation and our ecosystem.

Global Business Services

Moving to Global Business Services, revenue growth accelerated to 11 percent. Even with this strong revenue performance, our book-to-bill ratio was greater than one. Our GBS value proposition is aligned to our clients’ priorities. We’re helping our clients capture new growth opportunities, and increase operational flexibility and productivity with hybrid cloud and AI. We leverage our incumbency, IBM technology and strategic partnerships to modernize their applications, and digitally transform their businesses at scale.

GBS revenue growth is led by our cloud offerings. GBS cloud revenue now represents more than $7 billion of revenue over the last year and is up 27 percent. This performance reflects the continued investments we are making in our Red Hat, Microsoft and AWS practices. As Arvind said, we added over 180 Red Hat client engagements this quarter. This contributes to total Red Hat-related signings of close to three-and-a-half billion dollars since the acquisition.

Within our 11 percent revenue growth, Consulting was up 16 percent. There’s solid demand here. We’re leveraging our skills and ecosystem partners to transform our clients’ business processes and modernize applications based on OpenShift. Global Processing Services revenue was up 19 percent. Our offerings in finance, procurement, and talent & transformation all grew at double-digit rates. More and more, we are connecting consulting and BPO to transform client workflows using hybrid cloud and AI. Lastly, in Application Management, revenue growth accelerated to five percent, off a prior year that was impacted by the pandemic. Growth this quarter was driven by management of applications in a multi-cloud environment.

I’ll shift to GBS’ profit profile, where our strong revenue performance drove gross and pre-tax profit dollar growth. Our gross and pre-tax margins improved sequentially but were down year to year. With the market opportunity we see, we are making conscious decisions to invest ahead of revenue. We are investing in strategic partnerships, new offerings and practices, and integrating and scaling out our acquisitions.

As I mentioned earlier, we are investing in skills for GBS. In the last several months, we have increased our go-to-market resources and scaled out practices built around our ecosystem partners and Red Hat. With a competitive labor market, this is putting some pressure on our labor cost, including higher acquisition and retention costs, which is not yet reflected in our current pricing. We expect to capture this value in future engagements, but it will take time to appear in our margin profile.

Systems Segment

So now turning to the Systems segment, revenue performance was down 12 percent, driven by product cycles in IBM Z and Power, mitigated by growth in Storage.

In IBM Z, revenue declined 33 percent in the ninth quarter of z15 availability. While z15 program to date continues to exceed the strong z14 cycle, the magnitude of that overachievement has come down a couple of points this quarter. IBM Z is an enduring platform – given market needs for scalability, reliability, security and more recently, cloud-native development. These characteristics, together with our newer, flexible consumption offerings, further demonstrate the value of the IBM Z platform within our hybrid cloud and AI strategy.

Power revenue was down. Late in the quarter, we began the rollout of our next generation Power 10, starting with high-end systems. As always, new Power technology is introduced over time, and the mid-range and low-end Power 10 systems will be available during 2022. Storage delivered 11 percent revenue growth driven by demand from hyperscalers for our tape products and growth in entry-level all-flash storage following our product refresh earlier this year.

Looking at profit in this segment, profit margin was down, reflecting where we are in the IBM Z and Power product cycles.

Global Technology Services Segment

So now let me turn to Global Technology Services. Revenue was down five percent, which is a one-point deceleration from last quarter.

The year-to-year trajectory of revenue generated from the backlog has been improving over the last few quarters. In the first half of the year, we also had modest improvements in client-based business volumes and project activity, which contributes to in-period revenue. However, this quarter, clients paused on new project activity as the separation was imminent, resulting in the revenue deceleration.

At the time we decided to separate our managed infrastructure services business, we undertook a series of actions to improve the margin, profit, and cash generation profile of the business, including a substantial charge in the fourth quarter of 2020. The results of these actions can be seen in the margin improvement over the last several quarters. And this quarter we again expanded gross margin, up 120 basis points. Kyndryl will take this improved profit profile into the separation.

Summary

I’ll wrap up with a view of our progress year to date, and then talk about some of the fourth quarter dynamics.

As we entered 2021, we laid out our expectations for the year for our two most important measures – revenue and free cash flow. We expected to grow revenue for IBM at actual rates, with underlying constant currency performance stronger in the second half than the first. We expected to grow revenue for IBM excluding Kyndryl at constant currency. And we expected to generate 11 to 12 billion dollars of adjusted free cash flow. That of course excludes the cash impacts of the Kyndryl transaction costs and the structural actions I mentioned earlier.

Now, we’re three quarters into the year, and we just completed the last full quarter of IBM on a pre-separation basis. It’s a good time to take a snapshot against those objectives. Through the first three quarters, our revenue at actual rates is up two percent, our revenue growth trajectory at constant currency has been improving throughout the year, and excluding Kyndryl, our third quarter revenue was up two percent year to year. And our adjusted free cash flow over the last twelve months is $11.1 billion.

Since the beginning of the year, we have streamlined our go to market. We have increased investments and closed 10 acquisitions. These actions and investments will help drive revenue growth, but it takes time to fully realize the benefits. Overall, our results over the first three quarters of 2021 reflect progress we’ve been making toward our mid-term model.

During the fourth quarter, we will complete the separation of Kyndryl, which is on track for November 3rd. The fourth quarter, therefore, is a major milestone as we transition to the future IBM.

Now let me provide some color on three areas for the fourth quarter. First, the revenue trajectory of the new segments. Second, I’ll comment on our tax rate. And third, the impact of the separation of Kyndryl to IBM’s consolidated results for November and December on an operating basis.

I’ll start with the revenue trajectory of our segments as we’ll report them in the fourth quarter. As always, I’ll talk about it on a constant currency basis. But I’ll remind you the US dollar continues to strengthen and would be a one to two point headwind to growth based on current spot rates. To provide a better view of trends, I’ll focus on the growth rates before the revenue from incremental sales to Kyndryl. We see continued momentum in our growth vectors of software and consulting. We expect our Software revenue growth rate to improve versus the third quarter. And in IBM Consulting, we again expect double-digit revenue growth. In Infrastructure, given product cycle dynamics, we expect fairly consistent performance with the third quarter, which was a high single-digit decline.

Second, tax. I mentioned the timing of discrete tax benefits occurred earlier than we previously anticipated, as we prepare for the Kyndryl separation. We still expect our full year tax rate to be in the low teens range, in line with what we indicated back in January. That’s our all-in rate, including discrete tax items, and implies a fourth quarter tax rate in the high teens.

And then finally, IBM’s fourth quarter consolidated results will reflect the Kyndryl separation. I’ll frame the revenue and earnings per share implications based on the last couple of years. Kyndryl historically represented just under $5 billion of revenue in the fourth quarter, with about three-and-a-half billion dollars of that in November and December. At the same time, we estimate we’ll get about $350 million from incremental sales in those two months from the new commercial relationship. The net impact to IBM consolidated results is a reduction of about $3 billion of revenue for November and December due to the separation. And for those two months, we estimate an impact of 20-25 cents of earnings per share including the new commercial relationship. At the time of separation, Kyndryl will be presented in discontinued operations, with the balance of IBM in continuing operations. We will provide a historical restatement of continuing operations before the end of the year.

We are on the threshold of the future IBM. We expect to exit the fourth quarter in a position to deliver our mid-term model of mid-single digit revenue growth and cumulative free cash flow of $35 billion in 2022 to 2024. So, with that, we’ll be happy to take your questions. I’ll turn it back to Patricia.

Closing

Thank you, Jim. Before we begin the Q&A, I’d like to mention a few items.

First, several references were made today to IBM’s new segment structure, which will be effective immediately prior to the Kyndryl separation. We provided information on the new segment scope and naming in an article posted to our investor website at the beginning of this month. Second, supplemental information is provided at the end of the presentation. This includes a schedule of the availability of recast financial information for IBM post-separation. And finally, as always, I’d ask you to refrain from multi-part questions.

So operator, let’s please open it up for questions.